Exhibit 99.1

Nielsen Announces Closing Of Transaction With Evergreen- and Brookfield-Led Consortium

NEW YORK—October 11, 2022—Nielsen Holdings plc (NYSE: NLSN) (“Nielsen”) today announced the completion of its previously announced sale to a private equity consortium (the “Consortium”) composed of Evergreen Coast Capital Corp. (“Evergreen”), an affiliate of Elliott Investment Management L.P. (“Elliott”), and Brookfield Business Partners L.P. together with institutional partners (collectively “Brookfield”) in an all-cash transaction valued at approximately $16 billion, including the assumption of debt.

Nielsen shareholders will receive $28 per Nielsen share in cash in accordance with the terms of the transaction. With the completion of the transaction, Nielsen’s shares will no longer trade on the New York Stock Exchange beginning Oct 12, 2022.

“Today’s announcement marks an important milestone for Nielsen. We are excited for a bright future as a private company,” said David Kenny, Chief Executive Officer of Nielsen. “This transaction provides significant value to our shareholders and provides the best conditions to execute on our Nielsen ONE strategy.”

“Nielsen is a leader in the media industry,” said Senior Portfolio Manager Marc Steinberg and Senior Managing Director Isaac Kim on behalf of Elliott and Evergreen. “Nielsen created the blueprint for audience measurement, and we believe it is in the best position to be the leader in measurement for the streaming era and to continue to provide value for the new media ecosystem.”

“Nielsen is a trusted service provider to its customers,” added Dave Gregory, Managing Partner, Brookfield Business Partners. “We look forward to supporting the company’s growth as it continues to lay the groundwork for the future of media.”

Advisors

J.P. Morgan and Allen & Company LLC acted as lead financial advisors to Nielsen. PJT Partners also acted as an advisor to Nielsen, and Wachtell, Lipton, Rosen & Katz, Clifford Chance LLP, DLA Piper, and Baker McKenzie served as legal advisors to Nielsen. Gibson, Dunn & Crutcher LLP and Herbert Smith Freehills LLP served as legal advisors to Evergreen and the Consortium, and Davis Polk & Wardwell LLP acted as legal advisor to Brookfield. BofA Securities, Barclays, Credit Suisse, Mizuho Securities USA LLC, HSBC Securities (USA) Inc., and Citi served as financial advisors to Evergreen and Brookfield.

About Nielsen

Nielsen shapes the world’s media and content as a global leader in audience measurement, data and analytics. Through our understanding of people and their behaviors across all channels and platforms, we empower our clients with independent and actionable intelligence so they can connect and engage with their audiences—now and into the future. Nielsen operates around the world in more than 55 countries. Learn more at www.nielsen.com and connect with us on social media (Twitter, LinkedIn, Facebook and Instagram).

About Elliott and Evergreen

Elliott Investment Management L.P. manages approximately $55.7 billion of assets as of June 30, 2022. Its flagship fund, Elliott Associates, L.P., was founded in 1977, making it one of the oldest funds under continuous management. The Elliott funds’ investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm. Evergreen Coast Capital Corp. is Elliott’s Menlo Park affiliate, which focuses on technology investing.

About Brookfield Business Partners

Brookfield Business Partners is a global business services and industrials company focused on owning and operating high-quality businesses that provide essential products and services and benefit from a strong competitive position. Investors have flexibility to invest in our company either through Brookfield Business Corporation (NYSE, TSX:BBUC), a corporation, or Brookfield Business Partners L.P. (NYSE: BBU; TSX:BBU.UN), a limited partnership. For more information, please visit https://bbu.brookfield.com.

Brookfield Business Partners is the flagship listed vehicle of Brookfield Asset Management’s Private Equity Group. Brookfield Asset Management is a leading global alternative asset manager with over $750 billion of assets under management. More information is available at www.brookfield.com.